                                                                     EXHIBIT 2.1




                           PURCHASE AND SALE AGREEMENT


                                      Among


                               MARBEL HOLDCO, INC.


                           RANGE RESOURCES CORPORATION


                               RANGE HOLDCO, INC.


                                       and


                                FIRSTENERGY CORP.





                            dated as of June 1, 2004




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                           PURCHASE AND SALE AGREEMENT

                                TABLE OF CONTENTS


                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01      Definitions.............................................1

                                    ARTICLE 2
                                PURCHASE AND SALE

Section 2.01      Purchase and Sale of Seller Membership Interest.........1
Section 2.02      Consideration...........................................1
Section 2.03      Closing.................................................2
Section 2.04      Transactions at the Closing.............................2

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Section 3.01      Organization and Qualification..........................3
Section 3.02      Authorization...........................................3
Section 3.03      Approvals; No Conflicts.................................3
Section 3.04      Title to Seller Membership Interest.....................4
Section 3.05      Litigation..............................................4
Section 3.06      No Brokers..............................................4
Section 3.07      Foreign Person..........................................4

                                    ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Section 4.01      Organization and Qualification..........................4
Section 4.02      Authorization...........................................5
Section 4.03      No Violations...........................................5
Section 4.04      Litigation..............................................5
Section 4.05      No Brokers..............................................5
Section 4.06      Investment Intent.......................................5

                                    ARTICLE 5
                              PRE-CLOSING COVENANTS

Section 5.01      Ownership of the Seller Membership Interest; No Shop....6
Section 5.02      Financing Condition.....................................6
Section 5.03      IDC Termination.........................................6
Section 5.04      Seller's Conduct........................................6
Section 5.05      Reporting Requirements; Obtain Approvals and Consents...6
Section 5.06      Hedging.................................................7

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                                    ARTICLE 6
                                 OTHER COVENANTS

Section 6.01      Access to Information...................................7
Section 6.02      No Solicitation.........................................7
Section 6.03      Public Announcements....................................7
Section 6.04      Post-Closing Matters....................................8
Section 6.05      Expenses; Transfer Taxes................................8
Section 6.06      Tax Matters.............................................8
Section 6.07      Sale of Proved Reserves................................10
Section 6.08      Tax Distribution.......................................10
Section 6.09      Deep Rights Participation..............................10
Section 6.10      HSR Determination......................................14
Section 6.11      FCC Consents...........................................14

                                    ARTICLE 7
                         CONDITIONS PRECEDENT TO CLOSING

Section 7.01      Conditions to Seller's Obligations.....................14
Section 7.02      Conditions to Buyer's Obligations......................15

                                    ARTICLE 8
               ALLOCATION OF RESPONSIBILITIES AND INDEMNIFICATION

Section 8.01      Seller's Indemnity Obligation..........................15
Section 8.02      Buyer's Indemnity Obligation...........................15
Section 8.03      Notice of Claims.......................................16
Section 8.04      Defense of Non-Party Claims............................16
Section 8.05      Waiver of Certain Damages..............................17
Section 8.06      Survival...............................................17
Section 8.07      Exclusive Remedy.......................................17
Section 8.08      Defense Costs of NY Litigation.........................18

                                    ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

Section 9.01      Termination............................................18
Section 9.02      Effect of Termination..................................18

                                   ARTICLE 10
                                  MISCELLANEOUS

Section 10.01     Notices................................................19
Section 10.02     Successors and Assigns.................................20
Section 10.03     LLC Provisions.........................................20
Section 10.04     Entire Agreement.......................................20
Section 10.05     Counterparts...........................................20
Section 10.06     Amendments and Waiver..................................20
Section 10.07     Governing Law..........................................21
Section 10.08     No Third Party Beneficiaries...........................21
Section 10.09     Construction...........................................21

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                                  ANNEXES


Annex A           --    Definitions




                                 SCHEDULES


Schedule 3.03(c)  --    Consents - Seller

Schedule 4.03(c)  --    Consents - Buyer




                                 EXHIBITS


Exhibit A         --    Assignment

Exhibit B         --    Certificate

Exhibit C         --    Non-Foreign Certificate

Exhibit D         --    IDC Termination and Release

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                           PURCHASE AND SALE AGREEMENT


         This Purchase and Sale Agreement is dated as of June 1, 2004 (the "Execution Date") by and between Marbel Holdco, Inc., an Ohio corporation ("Seller"), Range Resources Corporation, a Delaware corporation ("Buyer"), Range Holdco, Inc., a Delaware corporation ("Range Holdco") and FirstEnergy Corp., an Ohio corporation ("Seller Parent").

                                   WITNESSETH:

         WHEREAS, Seller and Range Holdco formed Great Lakes Energy Partners, L.L.C., a Delaware limited liability company (the "Company"), pursuant to that certain Amended and Restated Limited Liability Company Agreement dated as of September 30, 1999 between Seller and Range Holdco (the "Great Lakes LLC Agreement"); and

         WHEREAS, Seller owns a fifty percent (50%) membership interest in the Company (the "Seller Membership Interest"); and

         WHEREAS, Range Holdco is an Affiliate of Buyer, owns a fifty percent (50%) membership interest in the Company and will derive substantial benefit from the transactions contemplated hereby; and

         WHEREAS, Seller Parent is the parent corporation of Seller and will derive substantial benefit from the transactions contemplated hereby; and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Seller Membership Interest on the terms and subject to the conditions contained herein;

         NOW, THEREFORE, the parties hereto, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01 Definitions. Unless the context shall otherwise require, terms used but not defined herein shall have the meanings assigned thereto in Annex A attached hereto.

                                   ARTICLE 2
                                PURCHASE AND SALE

         Section 2.01 Purchase and Sale of Seller Membership Interest. On the terms and subject to the conditions contained in this Purchase and Sale Agreement, at the Closing, Seller shall sell, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from the Seller, the Seller Membership Interest, free and clear of all Liens.

         Section 2.02 Consideration. On the terms and subject to the conditions contained in this Purchase and Sale Agreement, the total consideration to be paid by Buyer for the sale,

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assignment and transfer of the Seller Membership Interest shall be (i) US
$200,000,000.00 (the "Purchase Price") and (ii) the granting of the participation rights pursuant to Section 6.09.

          Section 2.03 Closing. The Closing shall take place at 10:00 a.m., Central Standard Time, at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002 on the Closing Date or at such other time and place as the Parties may agree. Prior to the Closing, Seller shall provide Buyer with wiring instructions designating the account or accounts to which the Purchase Price is to be delivered.

          Section 2.04 Transactions at the Closing. At the Closing the following events shall occur, each event being conditioned on the occurrence or waiver of each other event and deemed to occur simultaneously with each other event:

                  (a) Seller shall deliver to Buyer:

                      (i) the Assignment executed by Seller;

                      (ii) resignations by each officer and each member, alternative member and non-voting committee member of the Company that is an officer, employee, director, agent or other representative of Seller;

                      (iii) four (4) originals of the Certificate executed by an authorized officer or an attorney-in-fact of Seller;

                      (iv) four (4) originals of the Non-Foreign Certificate executed by an authorized officer or an attorney-in-fact of Seller;

                      (v) the IDC Termination and Release executed by Seller Parent;

                      (vi) four (4) originals of resolutions of Seller's Board of Directors or other governing body authorizing the transactions contemplated by this Purchase and Sale Agreement and the Closing Documents to which Seller is a party (including designation of the Persons authorized to execute this Purchase and Sale Agreement on behalf of Seller and the Closing Documents to which it is a party); and

                      (vii) such other instruments and agreements as necessary or appropriate to comply with Seller's obligations under this Purchase and Sale Agreement.

                  (b) Buyer shall deliver to Seller:

                      (i) cash in an amount equal to the Purchase Price and the Hedge Termination Price, which amount shall be paid in cash in U.S. Dollars by wire transfer of immediately available funds;

                      (ii) the Assignment executed by Buyer;

                      (iii) four (4) originals of the Certificate executed by an authorized officer or an attorney-in-fact of Buyer;

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                      (iv) the IDC Termination and Release executed by Buyer;

                      (v) four (4) originals of resolutions of Buyer's Board of Directors or other governing body authorizing the transactions contemplated by this Purchase and Sale Agreement and the Closing Documents to which Buyer is a party (including designation of the Persons authorized to execute this Purchase and Sale Agreement on behalf of Buyer and the Closing Documents to which it is a party); and

                      (vi) such other instruments and agreements as necessary or appropriate to comply with Buyer's obligations under this Purchase and Sale Agreement.


                  (c) Seller shall contribute to the Company the Hedge Termination Price.

                  (d) Seller shall instruct the Company to cancel and terminate the Subject Hedges in accordance with Section 5.06.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES REGARDING SELLER

         Seller and Seller Parent, jointly and severally, represent and warrant to Buyer that:

         Section 3.01 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Ohio. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law except where the failure to qualify would not materially and adversely affect Seller's ability to perform its obligations under this Purchase and Sale Agreement or any Closing Document.

         Section 3.02 Authorization. Seller has all requisite corporate power and authority to execute and deliver this Purchase and Sale Agreement and each of the Closing Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. This Purchase and Sale Agreement constitutes, and the Closing Documents to which it is a party, when executed and delivered by Seller, shall constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         Section 3.03 Approvals; No Conflicts. Seller's execution and delivery of this Purchase and Sale Agreement and the Closing Documents to which it is a party and the consummation of the transactions contemplated by this Purchase and Sale Agreement by it shall not:

                 (a) violate any of the terms, conditions or provisions of its organizational documents;

                 (b) violate any provision of, or require any filing, consent or approval under, any Laws applicable to Seller or its properties or assets;

                 (c) except as set forth on Schedule 3.03(c), require any filing, registration or declaration with any Governmental Entity, or the imposition of any waiting period by any Governmental Entity, or the obtaining of any consent or approval from any Governmental Entity; and

                 (d) conflict with, or result in a breach of, or constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, any material contract to which Seller is a party.

         Section 3.04 Title to Seller Membership Interest. Seller owns the Seller Membership Interest, free and clear of all Liens, options, warrants, purchase rights, conversion rights, and exchange rights, except as provided in the Great Lakes LLC Agreement. Seller has full legal right to sell, assign and transfer the Seller Membership Interest to Buyer and will, upon delivery of the Seller Membership Interest to Buyer pursuant to the terms hereof, transfer to Buyer good and valid title to the Seller Membership Interest, free and clear of any Liens, options, warrants, purchase rights, conversion rights, and exchange rights, except as provided in the Great Lakes LLC Agreement. There are no contracts or commitments that could require Seller to sell, transfer, or otherwise dispose of the Seller Membership Interest, other than this Purchase and Sale Agreement and the Great Lakes LLC Agreement. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Seller Membership Interest.

         Section 3.05 Litigation. There are no Legal Proceedings pending or, to the knowledge of Seller, threatened against Seller, except Legal Proceedings that, individually or in the aggregate, would not prevent, enjoin or delay the performance by Seller of this Purchase and Sale Agreement or any Closing Document.

         Section 3.06 No Brokers. All negotiations relating to this Purchase and Sale Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Buyer, its Affiliates or the Company for any broker's, finder's or investment banking fee or similar compensation in connection with the transactions contemplated by this Purchase and Sale Agreement.

         Section 3.07 Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES REGARDING BUYER

         Buyer represents and warrants to Seller that:

         Section 4.01 Organization and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the state of Delaware. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law except where the failure to qualify

                                       4
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would not materially and adversely affect Buyer's ability to perform its obligations under this Purchase and Sale Agreement or any Closing Document.

         Section 4.02 Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Purchase and Sale Agreement and each of the Closing Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. This Purchase and Sale Agreement constitutes, and the Closing Documents to which it is a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         Section 4.03 No Violations. Buyer's execution and delivery of this Purchase and Sale Agreement and the Closing Documents to which it is a party and the consummation of the transactions contemplated by this Purchase and Sale Agreement by it shall not:

                 (a) violate any of the terms, conditions or provisions of the organizational documents of Buyer;

                 (b) violate any provision of, or require any filing, consent or approval under, any Laws applicable to Buyer or its properties or assets;

                 (c) except as set forth on Schedule 4.03(c), require any filing, registration or declaration with any Governmental Entity, or the imposition of any waiting period by any Governmental Entity, or the obtaining of any consent or approval from any Governmental Entity; and

                 (d) conflict with, or result in a breach of, or constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, any material contract to which Buyer is a party.

         Section 4.04 Litigation. There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened against Buyer, except Legal Proceedings that, individually or in the aggregate, would not prevent, enjoin or delay materially the performance by Buyer of this Purchase and Sale Agreement or any Closing Document.

         Section 4.05 No Brokers. All negotiations relating to this Purchase and Sale Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller or its Affiliates for any broker's, finder's or investment banking fee or similar compensation in connection with the transactions contemplated by this Purchase and Sale Agreement.

         Section 4.06 Investment Intent. Buyer is purchasing the Seller Membership Interest for investment for its own account and not with a view to or for sale in connection with any distribution thereof. Buyer (either alone or together with is advisors) has sufficient knowledge

                                       5
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and experience in financial and business matter as to be capable of evaluating the merits and risks of its investments in the Seller Membership Interest and is capable of bearing the economic risk of such investment.

                                   ARTICLE 5
                              PRE-CLOSING COVENANTS

         Section 5.01 Ownership of the Seller Membership Interest; No Shop

                      (a) During the Pre-Closing Period, except pursuant to this Purchase and Sale Agreement, Seller shall not, directly or indirectly through any of its Affiliates, offer, sell, transfer or otherwise dispose of (whether by operation of law or otherwise), or grant any Lien with respect to, all or any portion of the Seller Membership Interest or authorize any of the foregoing (each, an "Acquisition Transaction").

                      (b) Without limiting the provisions of Section 5.01(a), Seller shall, and shall cause its respective Affiliates and its or their directors, officers, employees, agents, advisors and representatives to, immediately cease any existing discussions or negotiations with any Third Parties conducted prior to the Execution Date with respect to any Acquisition Transaction or any merger, business combination, sale of assets, sale of capital stock or other securities or similar transaction with respect to Seller ("Seller Transaction"). Seller shall not, and shall not authorize or permit its Affiliates or its or their directors, officers, employees, agents, advisors or representatives, directly or indirectly, to encourage, solicit, facilitate, participate in or initiate discussions or negotiate with, or provide any information to, any Person (other than Buyer or its officers, employees or other representatives) concerning any Acquisition Transaction or Seller Transaction.

         Section 5.02 Financing Condition. Buyer's obligation to consummate the transactions contemplated by this Purchase and Sale Agreement is conditioned upon Buyer obtaining financing satisfactory to Buyer or a commitment therefor on or before June 21, 2004. Buyer shall have the right, to be exercised on or before June 21, 2004 but no later, to terminate this Purchase and Sale Agreement by delivering written notice to Seller thereof if financing satisfactory to Buyer or a commitment therefor has not been obtained by Buyer by on or before June 21, 2004. In the event Buyer fails to timely terminate this Agreement pursuant to the foregoing, this Agreement shall remain in full force and effect and Buyer's obtaining of financing will cease to be a condition precedent to Buyer's obligations hereunder.

         Section 5.03 IDC Termination. Contemporaneously with the Closing, Seller Parent and Buyer shall execute and deliver the IDC Termination and Release in the form attached hereto as Exhibit D (the "IDC Termination and Release") terminating the IDC Agreement between the parties.

         Section 5.04 Seller's Conduct. During the Pre-Closing Period, Seller shall continue to own and hold the Seller Membership Interest in a usual, regular and ordinary manner consistent with past practice.

         Section 5.05 Reporting Requirements; Obtain Approvals and Consents. Seller and Buyer will duly and timely file all notices and reports, if any, required to be filed with all other

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Governmental Entities in contemplation of the consummation of the transactions described herein. Seller and Buyer shall use their reasonable efforts (but without any obligation to make any additional payment or financial accommodation) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Purchase and Sale Agreement.

         Section 5.06 Hedging. At Buyer's request, prior to the Closing, Seller shall notify the Company that it desires that the Company to cancel and terminate, subject to obtaining required consents, 50% of the notional volumes under each commodity hedging transaction of the Company (such portion of such hedging transactions, the "Subject Hedges") through the Selected Firm contemporaneously with the Closing. Each Party shall and shall cause the Company to use its reasonable efforts to obtain all required consents of Third Parties to cancel and terminate the Subject Hedges through the Selected Firm contemporaneously with the Closing. Subject to the foregoing, at the Closing Seller shall instruct the Company to cancel and terminate all Subject Hedges with respect to which all required consents of Third Parties have been obtained and such Subject Hedges shall be cancelled and terminated by the Company through the Selected Firm pursuant to documentation mutually agreeable to such parties. Buyer shall pay to Seller an amount equal to all amounts that the Company will be required to pay to the Selected Firm and/or counterparties to the Subject Hedges in order to cancel and liquidate the Subject Hedges as of the Closing Date ("Hedge Termination Price"). Seller shall contribute the Hedge Termination Price to the Company as a capital contribution and contemporaneously with the cancellation and termination of the Subject Hedges, the Company shall pay such amount to the Selected Firm. Seller shall be allocated all losses of the Company associated with the cancellation and liquidation of the Subject Hedges and the Great Lakes LLC Agreement will be deemed amended hereby to permit such allocation. The Parties agree to use their best efforts to effectuate the provisions of this Section 5.06.

                                   ARTICLE 6
                                 OTHER COVENANTS

         Section 6.01 Access to Information. Seller shall afford to Buyer and its representatives access during normal business hours throughout the Pre-Closing Period to all of its books and records relating to the Seller Membership Interest.

         Section 6.02 No Solicitation. From the Execution Date through the 24-month anniversary of the Closing Date, Seller, its Affiliates and their successors will not, without the prior written approval of Buyer, directly or indirectly solicit, encourage, entice or induce, other than through national or regional solicitations made to the general public, any individual who is an employee of the Company as of the Execution Date to terminate his or her employment with the Company. If it is ever held that the restriction placed on Seller, its Affiliates and their successors by this Section 6.02 is too broad to permit enforcement of such restriction to its fullest extent, Seller, its Affiliates and their successors agree that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by applicable Law, and Seller, its Affiliates and their successors hereby consent and agree that such scope may be modified accordingly in any judicial or arbitral proceeding brought to enforce such restriction.

         Section 6.03 Public Announcements. Each Party will not make any public announcement or media comment or disclose any information regarding the transaction or the

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term and conditions of this Purchase and Sale Agreement without prior consultation with the other Party hereto, except as required by applicable Law (including the applicable rules and regulations of any securities exchange on which a Party's securities are publicly traded); provided however, that any such public announcement or media comment or disclosure may be made regarding the transaction and the terms and conditions of this Purchase and Sale Agreement without prior consultation with the other Party hereto so long as the non-disclosing Party's name is not disclosed in any such announcement, comment or disclosure.

         Section 6.04 Post-Closing Matters. From and after the Closing, each Party hereto agrees to execute such further instruments or documents as any other Party may from time to time reasonably request in order to confirm or carry out the transactions contemplated by this Purchase and Sale Agreement; provided, however, that no such instrument or document shall increase a Party's liability beyond that contemplated hereby.

         Section 6.05 Expenses; Transfer Taxes.

                      (a) Except as provided in Section 9.02, each Party hereto shall be responsible for and bear all costs and expenses incurred by such Party in connection with this Purchase and Sale Agreement and the transactions contemplated hereby, including fees and disbursements of legal counsel, accountants, financial advisors and other advisors.

                      (b) Each of Buyer and Seller agrees to reimburse the other party for fifty percent (50%) of the state and local transfer, sales, use, stamp, registration or other similar Taxes imposed on the other party resulting from the transactions contemplated by this Agreement up to a maximum reimbursement of $250,000. To the extent such Taxes imposed on a party exceed such maximum reimbursement amount, the party on whom such Taxes are imposed shall be solely responsible for such excess.

         Section 6.06 Tax Matters

                      (a) The Parties acknowledge that the Federal income Tax partnership between Seller and Range Holdco shall terminate effective as of the Closing Date, that a final Federal partnership return will be required to be filed for such terminated Tax partnership for the period January 1, 2004 through the Closing Date (the "Final Federal Return") and that the election provided for in Section 754 of the Code shall be made with respect to the Company on the Final Federal Return.

                      (b) Buyer shall prepare or cause to be prepared, and the Company and/or Buyer shall timely file or cause to be timely filed by the due date or extension thereof, all Tax returns (including the Final Federal Return) that are required to be filed for or with respect to the Company for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer and the Company will allow Seller an opportunity to timely review and comment upon any such Tax returns. Notwithstanding any other provision hereof, Buyer shall have the final and exclusive authority to determine all reporting positions with respect to each such Tax return, provided that such determination shall be made in good faith and in accordance with the provisions of Section 6.06(d).

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
                      (c) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax returns for or with respect to the Company that are required to be filed for any taxable period which begins on or before the Closing Date and ends after the Closing Date ("Straddle Period"). With any Straddle Period Tax return which results in the flow-through of any income or loss to Seller or any of its Affiliates, Buyer will allow Seller an opportunity to review and comment upon such Straddle Period Tax return. Notwithstanding any other provision hereof, Buyer shall have the final and exclusive authority to determine all reporting positions with respect to each such Straddle Period Tax return, provided that such determination shall be made in good faith and in accordance with the provisions of Section 6.06(d).

                      (d) Each Tax return shall be prepared: (i) in a manner consistent with the past Tax accounting methods, practices and principles of the Company with respect to the type of Tax return in question; and (ii) other than as required by applicable accounting or regulatory authority, without a change of any Tax election or any accounting method, practice or principle; provided, however, to the extent any item under any such Tax return is not covered by such past methods, practices or principles (or in the event such past methods, practices and principles are no longer permissible under applicable Tax Law), such item shall be prepared in accordance with reasonable Tax accounting methods, practices and principles selected by the party responsible for preparing such Tax return. Any position taken on such Tax return shall have at least a more likely than not possibility of being sustained on its merits (within the meaning of Section 1.6694-2 of the Treasury Regulations) if challenged by the applicable Government Entity or taxing authority.

                      (e) The Parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax returns, including providing powers of attorney, maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain (and Buyer shall cause the Company to retain) all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by a Party, any extensions thereof) of the respective taxable periods.

                      (f) If an audit, investigation or similar proceeding with respect to Tax matters shall be commenced, or a claim shall be made, by any taxing authority, the Party receiving notice of such audit, investigation, similar proceeding or claim shall promptly notify the other Party in writing of such audit, investigation, similar proceeding or claim (a "Tax Proceeding"); provided, however, that failure to give such notice shall not affect the obligations of a Party hereunder unless such failure materially prejudices such Party.

                      (g) With respect to any Tax Proceeding relating to any Tax return of the Company for any taxable period which ends on or before the Closing Date or any Straddle Tax return, Buyer shall have the right to control all proceedings taken in connection with such

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Tax Proceeding (including selection of counsel). Buyer shall not settle any Tax
Proceeding in a manner that binds Seller and that has a material adverse effect on Seller without Seller's consent. Seller shall be entitled to participate in all proceedings with respect to any such Tax Proceeding (at its expense) and to employ counsel of its choice for such purpose.

                      (h) Each Party shall provide the other Party or Parties with copies of all material documents with respect to the aforementioned Tax Proceedings.

                      (i) The Parties shall cooperate with each other in contesting any Tax Proceeding, which cooperation shall include the retention and (upon a Party's request) the provision of records and information which are reasonably relevant to such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding and, in the case of Buyer, causing the Company to so cooperate.

                      (j) Each of the Parties agrees that it shall not (on a Tax return, under audit or otherwise) take a position which is contrary to, or inconsistent with, the manner in which the income/loss of the Company has been reported or allocated in its Tax returns.

         Section 6.07 Sale of Proved Reserves. From and after the Closing until December 31, 2005, if the Company enters into a definitive written agreement for a Third Party Sales Transaction (or series of transactions) covering Subject Reserves in excess of 173 Bcf Equivalent in such transaction or series of transactions (the amount of such Subject Reserves being sold being measured as of the closing of the relevant transaction), then if the Transaction Value of such transaction (or the aggregate Transaction Value if in a series of such transactions) exceed a value of $1.43 per Mcf Equivalent of such Subject Reserves, then Buyer shall pay or cause the Company to pay to Seller, if and only when the closing of such Sales Transaction occurs (or, if in the case of a series of Third Party Sales Transactions, the last of such Third Party Sales Transactions to occur), cash in the amount equal to 50% of the Transaction Value of such Third Party Sales Transaction (or transactions, in the aggregate) that exceed a value greater than $1.43 per Mcf Equivalent.

         Section 6.08 Tax Distribution. Seller and Range Holdco shall cause the Company to distribute or pay to each of Seller and Range Holdco an amount equal to $808,000 for the Tax distribution amount pursuant to the provisions of
Section 5.04 of the Great Lakes LLC Agreement for the period of April 1, 2004 through June 30, 2004. Such distribution or payment shall be made on or before June 30, 2004.

         Section 6.09 Deep Rights Participation. In addition to the Purchase Price, Seller shall have the rights set forth below:

                      (a) Subject to the terms of this Section 6.09, during the Option Period, Seller shall have the right and option to participate in the drilling of wells by or on behalf of the Company (or proposed to be drilled by Seller pursuant to subsection (b) below) in the Specified Area (the "Option"). Except where the Option has been validly exercised with respect to a proposed well and the location thereof, the Option shall not burden or encumber all or any portion of the Specified Area and the Company shall have the right to sell all or any portion of the Specified Area free and clear of any claim or option of Seller under or pursuant to this Section 6.09. The

Parties agree that the participation right of Seller set forth in this Section
6.09 shall include the right to participate in the deepening of any existing well into the Specified Area.

                      (b) In the event that either the Company or Seller desires to drill any well in the Specified Area during the Option Period, then such party (the "Proposing Party") shall provide to the other party the following information (the "Well Information") (i) an authority for expenditure (an "AFE") describing (A) such well, (B) the estimated costs of drilling and completing such well and constructing any gathering lines necessary to market any production from such well (collectively, such costs for each such well, the "Well Price"), and (C) the Pre-Drilling Costs for such well, (ii) to the extent in the Proposing Party's or its Affiliates' possession and not subject to confidentiality restrictions by third parties that are not waived, all production data, engineering data, interpretative seismic data and offset location data with respect to such proposed well, and (iii) a description of the prospect area for such well where any anticipated offset wells would be drilled (the "Prospect Area"). Prior to any proposal by Seller to drill any such well, Seller shall request that the Company provide to Seller the Pre-Drilling Costs associated with such well and the Company shall use its reasonable efforts to provide to Seller the Company's estimate of such costs. Seller shall have no right to propose to drill any well in the Specified Area under this Section 6.09 with respect to a location on any lease or lands not operated by the Company or an Affiliate of the Company. Notwithstanding anything in this Section 6.09 to the contrary, with respect to any well in which Seller does not elect to participate, Seller shall not have the right to participate in any wells drilled within the Prospect Area for such well.

                      (c) With respect to the drilling of any well in the Specified Area proposed by the Company, if Seller desires to exercise the Option with respect to such well, Seller shall, within 30 days of its receipt of the Well Information for such well (and no later), (i) notify the Company of its desire to exercise the Option with respect to such well and (ii) pay to the Company the Seller's Share of the Pre-Drilling Costs for such well. Seller's failure to so notify the Company and pay the Seller's Share of the Pre-Drilling Costs within the 30 day period set forth above shall be deemed an election by Seller not to participate in the drilling of the proposed well and Seller shall have no further rights with respect to such well or the production attributable thereto, if any. Upon any exercise of the Option with respect to such well, Seller shall be fully committed to pay the Seller's Share of the Well Price, including any amounts exceeding the amounts estimated in the AFE, and, if necessary and in accordance with the Applicable JOA, the Seller's Share of any costs of plugging and abandoning such well and any other cost or liability incurred in connection with the drilling, completion and related activities with respect to such well. Seller's Share of the Well Price and such additional amounts shall be promptly paid by Seller upon its receipt of invoices therefor from the Company. If such well so drilled is completed and capable of producing in paying quantities, then, subject to obtaining all required consents (which the Company shall use its commercially reasonable efforts to obtain), the Company shall assign to Seller, without warranty of title (but free and clear of all deeds of trusts, mortgages and security interests created by Buyer and/or its Affiliates, other than under the Applicable JOA relative to the well), a percentage interest in such well equal to the Seller's Share, which percentage interest shall entitle Seller to receive a percentage net revenue interest in such well equal to the Specified NRI.

                      (d) With respect to the drilling of any well proposed by Seller, the Company shall, within 30 days of its receipt of the Well Information for such well, notify Seller whether or not it desires to participate in the drilling of such well. The Company's failure to notify Seller within the 30 day time period set forth above shall be deemed an election by the Company not to participate in drilling of such well.

If the Company elects not to participate in the drilling of such well and Seller desires to drill such well without the Company's participation, then Seller shall exercise the Option with respect to such well (within 30 days and no later after the Company has elected not to or been deemed to have elected not to participate in such well) by paying to the Company the Company Share of the Pre-Drilling Costs and thereafter, subject to Company's drilling schedule and rig and crew availability, the Company shall drill the proposed well on Seller's behalf. Seller's failure to pay the Company Share of the Pre-Drilling Costs within the 30 day period set forth above shall be deemed an election by Seller not to participate in the drilling of the proposed well and Seller shall have no further rights with respect to such well or the production attributable thereto, if any. Upon Seller's exercise of the Option with respect to the drilling of a well without the Company's participation, Seller shall be fully committed to pay the Company Share of the Well Price, including any amounts exceeding the amounts estimated in the AFE, and, if necessary and in accordance with the Applicable JOA, the Company Share of all costs of plugging and abandoning such well and any other cost or liability incurred in connection with the drilling, completion and related activities with respect to such well. The Company may invoice Seller for the Well Price prior to commencing any drilling activities and if so invoiced, Seller shall pay such invoice within 15 days following its receipt thereof. The Company shall not be obligated to commence any drilling of such well until its receipt of the Well Price from Seller. All other amounts owing by Seller with respect to the drilling, completion and other related activities with respect to such well shall be promptly paid by Seller upon its receipt of invoices therefor from the Company. If such well so drilled is completed and capable of producing in paying quantities, then, subject to obtaining all required consents (which the Company shall use its commercially reasonable efforts to obtain), the Company shall assign to Seller, without warranty of title (but free and clear of all deeds of trusts, mortgages and security interests created by Buyer and/or its Affiliates, other than under the Applicable JOA relative to the well), a percentage interest in such well equal to the Company Share, which percentage interest shall entitle Seller to receive a percentage net revenue interest in such well equal to the Company NRI.

If the Company elects to participate in the drilling of a well proposed by Seller, then within 10 days of the Company's election (and no later), Seller shall exercise the Option with respect to such well by paying to the Company the Seller's Share of the Pre-Drilling Costs for such well. Seller's failure to pay the Seller's Share of the Pre-Drilling Costs within the 10 day period set forth above shall be deemed an election by Seller not to participate in the drilling of the proposed well and Seller shall have no further rights with respect to such well or the production attributable thereto, if any. Upon any such exercise of the Option with respect to such well, Seller shall be fully committed to pay the Seller's Share of the Well Price, including amounts exceeding the amounts estimated in the AFE, and, if necessary and in accordance with the Applicable JOA, Seller's Share of the costs of plugging and abandoning such well and all other costs and liabilities incurred in connection with the drilling, completion and related activities with respect to such well. Seller's Share of the Well Price and such additional amounts shall be promptly paid by Seller upon its receipt of an invoice therefor from the Company. If such well so drilled is completed and capable of producing in paying quantities, then, subject to obtaining all required consents (which the Company shall use its commercially reasonable efforts to obtain), the Company shall assign to Seller, without warranty of title (but free and clear of all deeds of trusts, mortgages and security interests created by Buyer and/or its Affiliates, other than under the Applicable JOA relative to the well), a percentage interest in such well equal to the Seller's Share, which percentage interest shall entitle Seller to receive a percentage net revenue interest in such well equal to the Specified NRI.

                      (e) Notwithstanding anything in this Section 6.09 to the contrary, Seller may not propose to drill a well in the Specified Area during the Option Period more than 20 times in any calendar year period other than the first and last calendar years of the Option Period and not more than 10 times during the first and last calendar years of the Option Period. The Company shall not be limited in the number of times it may propose to drill a well in the Specified Area.

                      (f) From and after the Closing Date, subject to obtaining any required consents of Third Parties, the Company shall afford to Seller and its Affiliates and their respective officers, employees, agents, accountants, attorneys, and other authorized representatives ("Seller Parties") reasonable access, during normal business hours, to the information in the Company's or its Affiliates' possession with respect to the Specified Area, including without limitation all title information relating to the Specified Area. Seller and Seller Parent shall and shall cause each Seller Party to keep all such information obtained from the Company and its Affiliates in connection with such access or otherwise, confidential, except as may otherwise be required by applicable securities laws. Seller and its Affiliates shall not disclose any information regarding the Specified Area to any competitor of the Company. All costs and expenses incurred by Seller or any Seller Party in connection with its access rights and any consulting or other fees incurred by Seller or any Seller Party to enable it to propose the drilling of any well in the Specified Area shall be at Seller's sole cost and expense and shall not be included in calculating any Pre-Drilling Costs.

                      (g) Seller and Buyer shall use their reasonable efforts to agree, on or prior to the Closing, upon terms and conditions of a joint operating agreement to govern the operations and rights of the Company and Seller with respect to any well in which Seller participates and/or drills under this Section 6.09 (the "Agreed JOA") in those instances where a pre-existing joint operating agreement with a Third Party in not then in effect. Seller and Buyer acknowledge that the Agreed JOA shall contain a preferential purchase right (right of first refusal) applying to transfers of any interests by Seller in the well covered thereby and that the Company shall be designated as the operator under the Agreed JOA. All operations conducted with respect to any well proposed to be drilled under this Section 6.09 shall be conducted pursuant to the Agreed JOA unless the well is then governed by a pre-existing joint operating agreement with a Third Party. Subject to the foregoing, each well drilled with Seller's participation hereunder shall be governed by a separate Agreed JOA.

                      (h) The Option shall remain in effect for a period (the "Option Period") of 10 years commencing on the Closing Date and terminating as of the 10th anniversary date hereof.

                      (i) Buyer and Range Holdco shall cause the Company to perform the covenants of Company set forth in this Section 6.09.

                      (j) Seller Parent hereby agrees to guarantee Seller's obligations under this Section 6.09 and under any joint operating agreement covering any well in which Seller participates.

                      (k) With respect to any assignment of an interest to Seller pursuant to this Section 6.09, if Company is unable to obtain any required consent to assign the applicable interest to

Seller, then the Company shall continue to hold such interest in trust for Seller and Seller shall be entitled to all rights and benefits accruing to such interest and shall be responsible for all obligations and liabilities relating to such interest.

         Section 6.10 HSR Determination. On or prior to the Closing Buyer shall provide to Seller the determination by its board of directors or the board of directors' delegatee that the assets owned by the Company have been evaluated in accordance with the procedures set forth in 16 C.F.R. 801.10(b) and the board of directors or the board of directors' delegatee has determined that the value of those assets which do not fall within exemptions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is less than $50,000,000, with result being that no filing is required under this statute.

         Section 6.11 FCC Consents. The Parties acknowledge that it is a condition to the Closing that the consents and/or authorizations set forth on Schedules 3.03(c) and 4.03(c) with respect to the Closing of the transactions contemplated hereby be obtained. If such consents and/or authorizations for the Closing are not obtained or expected to be obtained by June 30, 2004, then Buyer or Seller shall have the right to cause the Company to terminate such licenses prior to Closing and thereby eliminating the need for any such consents..

                                   ARTICLE 7
                         CONDITIONS PRECEDENT TO CLOSING

         Section 7.01 Conditions to Seller's Obligations. The obligations of Seller to effect the transactions described in Section 2.04 shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller:

                      (a) the representations and warranties of Buyer contained in this Purchase and Sale Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time;

                      (b) Buyer shall have performed or complied in all material respects with all agreements and covenants under this Purchase and Sale Agreement required to be performed or complied with by it on or prior to the Closing;

                      (c) there shall be no Legal Proceeding instituted by a Governmental Entity having appropriate jurisdiction or other Person (other than a Party or its Affiliates) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Purchase and Sale Agreement;

                      (d) Buyer shall not have delivered written notice to Seller terminating this Purchase and Sale Agreement pursuant to Section 5.02; and

                      (e) all consents and/or authorizations set forth in
Schedule 3.03(c) shall have been obtained and shall be in full force and effect.

         Section 7.02 Conditions to Buyer's Obligations. The obligations of Buyer to effect the transactions described in Section 2.04 shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Buyer, in whole or in part, to the extent permitted by applicable Law:

                      (a) the representations and warranties of Seller contained in this Purchase and Sale Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time;

                      (b) Seller shall have performed or complied in all material respects with all agreements and covenants under this Purchase and Sale Agreement required to be performed or complied with by it on or prior to the Closing;

                      (c) there shall be no Legal Proceeding instituted by a Governmental Entity having appropriate jurisdiction or other Person (other than a Party or its Affiliates) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Purchase and Sale Agreement;

                      (d) Buyer shall not have delivered written notice to Seller terminating this Purchase and Sale Agreement pursuant to Section 5.02;

                      (e) there shall have not occurred any Material Adverse Effect; and

                      (f) all consents and/or authorizations set forth in
Schedule 4.03(c) shall have been obtained and shall be in full force and effect.

                                   ARTICLE 8
               ALLOCATION OF RESPONSIBILITIES AND INDEMNIFICATION

         Section 8.01 Seller's Indemnity Obligation. If Closing shall occur, then effective from and after the Closing Date, Seller and Seller Parent jointly and severally hereby defends, indemnifies and holds Buyer Indemnified Parties harmless from and against any and all Claims arising out of, resulting from or relating to any breach by Seller or Seller Parent of Seller's and/or Seller Parent's representations, warranties or covenants set forth in this Purchase and Sale Agreement.

         Section 8.02 Buyer's Indemnity Obligation. If Closing shall occur, from and after the Closing Date, Buyer hereby defends, indemnifies and holds Seller Indemnified Parties harmless from and against any and all Claims arising out of, resulting from, or any way relating to: (a) any breach by Buyer or its Affiliates of Buyer's or its Affiliates' representations, warranties or covenants set forth in this Purchase and Sale Agreement or the Closing Documents; (b) the business and other operations of the Company, whether occurring before or after the Closing, including (without limitation) Claims accruing before or after the Closing and relating to the ownership and/or operation of the Company's properties and assets, but excluding the NY Litigation, (c) the NY Litigation and (d) the assignment, termination and/or liquidation of the Subject Hedges; provided, however, the indemnity set forth in subsection (b) above shall not cover (i) any actions or inactions of Seller or its Affiliates under contracts with the Company (whether heretofore or hereinafter existing) (ii) any Claims relating to matters for which Buyer, its Affiliates and/or the Company were indemnified by Seller or its Affiliates and/or which were retained by Seller or its Affiliates under the Formation Agreement, and (iii) any Taxes of the members of the Company or their Affiliates, and provided further, however, that the indemnity set forth in subsection (c) above shall not cover any actions or inactions of Seller or its Affiliates under contracts with the Company (whether heretofore or hereinafter existing) where Seller or its Affiliates independently engaged in intentional misconduct not known by the Company.

         Section 8.03 Notice of Claims. If a Claim is asserted against a Person for which a Party may have an obligation of indemnity under this Article 8 (an "Indemnity Claim"), the indemnified Person shall give the indemnifying Party written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Claim, if any) as then known by the indemnified Person ("Indemnity Claim Notice"). The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided, however, that failure to do so shall not affect an indemnified Person's rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice.

         Section 8.04 Defense of Non-Party Claims. Upon receipt of an Indemnity Claim Notice involving a Third Party for which an indemnifying Party believes it may have an obligation of indemnity under this Purchase and Sale Agreement, the indemnifying Party shall, if it so elects in accordance with this Section 8.04 (without prejudice to its right to contest its obligation of indemnity under this Purchase and Sale Agreement), assume the defense of the Third Party Claim with counsel selected by the indemnifying Party, and the indemnified Person shall cooperate in all reasonable respects; provided, however, that the indemnifying Party will not have the authority to subject the indemnified Person to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If any Third Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Third Party Claim for which it may have an obligation of indemnity. In all instances, the indemnified Person may employ separate counsel and participate in the defense of any Third Party Claim; provided, however, if the indemnifying Party has assumed the defense of a Third Party Claim pursuant to this Section 8.04, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person. If the indemnifying Party elects by written notice to undertake the defense of the Third Party Claim within thirty (30) calendar days after receipt of the Indemnity Claim Notice, then (i) the indemnifying Party shall defend the indemnified Person against such Third Party Claim, (ii) the indemnifying Party shall pay any judgment entered or settlement with respect to such Third Party Claim, (iii) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified Person from all liability with respect to such Third Party Claim, and (B) would restrict such indemnified Person's ability to conduct its business in the ordinary course, and (iv) the indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the indemnifying Party's prior written consent. If the indemnifying Party has not elected to undertake the defense of a Third Party Claim, or if the indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 8.04 but fails to diligently defend against the

Third Party Claim within thirty (30) calendar days following any written notice from such indemnified Person asserting such failure, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings. In such instances, the indemnified Person shall have full control of such defense and proceedings; provided that the indemnified Person shall not settle such Third Party Claim without the written consent of the indemnifying Party; provided further, however, that if the indemnifying Party fails to notify the indemnified Person in writing as to whether or not it consents to such settlement within thirty (30) calendar days following its receipt of notice of such settlement from the indemnified Person, then such consent shall be deemed given. The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 8.04, and the indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 8.04, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 8.04 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the indemnified Person's defense pursuant to this Section
8.04. The Party controlling the defense of the proceedings agrees to afford the other Party and its counsel the opportunity to be present at conferences with all Persons, including Governmental Entities, asserting any Indemnity Claim or conferences with representatives of or counsel for such Persons. The indemnifying Party shall pay to the indemnified Person in immediately available funds any amounts to which the indemnified Person is entitled under this Article 8 as agreed to by the Parties, such payment to be made within fifteen (15) calendar days after any such amounts are determined in accordance with this Purchase and Sale Agreement.

         Section 8.05 Waiver of Certain Damages. EACH OF THE PARTIES EXPRESSLY WAIVES AND AGREES NOT TO, AND TO CAUSE ITS AFFILIATES NOT TO SEEK INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND WITH RESPECT TO ANY DISPUTE ARISING UNDER, RELATED TO, OR IN CONNECTION WITH THIS PURCHASE AND SALE AGREEMENT OR BREACH HEREOF, EXCEPT TO THE EXTENT ANY PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) TO A THIRD PARTY IN CONNECTION WITH A CLAIM BY A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO THE RECOVERY HEREUNDER.

         Section 8.06 Survival. All of the covenants, agreements, representations and warranties, and indemnities made by each Party contained in this Purchase and Sale Agreement and the Closing Documents shall survive the Closing.

         Section 8.07 Exclusive Remedy. IF CLOSING OCCURS, THE EXPRESS INDEMNITIES SET FORTH IN ARTICLE 8 SHALL BE THE EXCLUSIVE REMEDIES FOR THE PARTIES FOR THE BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT SET FORTH IN THIS PURCHASE AND SALE AGREEMENT, AND EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE (AND SHALL CAUSE ITS AFFILIATES TO RELEASE, WAIVE, DISCHARGE AND COVENANT NOT TO SUE) WITH RESPECT TO, ANY CAUSE OF ACTION ARISING OF ANY SUCH BREACH OF THIS PURCHASE AND SALE AGREEMENT, INCLUDING

CLAIMS UNDER STATE OR FEDERAL SECURITIES LAWS AND CLAIMS AVAILABLE AT COMMON LAW, IN EQUITY OR BY STATUTE.

         Section 8.08 Defense Costs of NY Litigation. Buyer agrees that it shall pay or cause the Company to pay all costs of its defense of Seller and its Affiliates in connection with the NY Litigation (but not any costs of separate counsel employed by Seller and/or its Affiliates at the same time that Buyer is defending such Persons) unless and until a court determines that Buyer has no obligation under Section 8.02(c) of this Purchase and Sale Agreement to indemnify Seller and its Affiliates for such litigation. Thereafter, if Seller and/or its Affiliates appeal such determination and if it is ultimately determined by a final non-appealable judgment that Seller is entitled indemnification under Section 8.02(c), then Buyer shall reimburse to Seller and its Affiliates for their out-of-pocket costs incurred in connection with the NY Litigation (except for those costs of separate counsel employed by Seller and/or its Affiliates at the same time while Buyer was defending Seller and/or its Affiliates and paying the costs thereof). To the extent and only to the extent that the provisions of this Section 8.08 conflict with the provisions of Section 8.04, the provisions of this Section 8.08 shall control.

                                   ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.01 Termination. This Purchase and Sale Agreement may be terminated at any time prior to the Closing:

                      (a) by mutual written consent of the Parties;

                      (b) by either Party (by giving written notice to the other Party) at any time prior to Closing, if any representation, warranty or covenant made by such other Party contained in this Purchase and Sale Agreement that is qualified by materiality is not true and correct when made or any representation, warranty or covenant of such other Party contained in this Purchase and Sale Agreement that is not so qualified is not true and correct in all material respects when made, and the breach of such representation, warranty or covenant has continued without cure for a period of ten (10) calendar days after receiving written notice of breach from the non-breaching Party;

                      (c) by either Party (by giving written notice to the other Party), if Closing has not occurred by June 30, 2004, through no breach of this Purchase and Sale Agreement by the terminating Party or its Affiliates.

                      (d) by Buyer pursuant to Section 5.02.

         Section 9.02 Effect of Termination. A Party shall not have the right to terminate this Purchase and Sale Agreement under Sections 9.01(a), 9.01(b) or 9.01(c) if it is then in breach of this Purchase and Sale Agreement. If this Purchase and Sale Agreement is terminated in accordance with Sections 9.01(a), 9.01(b) or 9.01(c), then neither Party shall have any liability under this Purchase and Sale Agreement, except with respect to any Party who has breached this Purchase and Sale Agreement. If this Purchase and Sale Agreement is terminated by Buyer in accordance with Section 5.02, then neither Party shall have any liability under this Purchase and Sale Agreement except with respect to any Party who has breached this Purchase and Sale Agreement. Sections 6.03, 6.05, 8.05 and 9.02 and Article 10 shall survive any termination of this Purchase and Sale Agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

         Section 10.01 Notices. Unless otherwise specified therein, all notices, requests and other communications to either Party under the Purchase and Sale Agreement shall be in writing (including a facsimile or similar writing) and shall be given to a Party at the address or facsimile number specified for such Party below or such other address or number as such Party shall at any time otherwise specify by like notice to each of the other parties to such agreement or instrument. Each such notice, request or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (ii) if given by mail, five Business Days (or, if to an address outside the United States, ten calendar days) after such communication is deposited in the United States mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified pursuant hereto.

If to Buyer:
                    Range Resources Corporation
                    777 Main Street, Suite 800
                    Ft. Worth, Texas  76102
                    Attention:  Rodney Waller
                    Facsimile:  (810) 810-1950

With a copy to:     Vinson & Elkins L.L.P.
                    1001 Fannin Street, Suite 2300
                    Houston, Texas  77002
                    Attention:  Robin S. Fredrickson
                    Facsimile:  (713) 615-5850

If to Seller or Seller Parent:

                    FirstEnergy Corp.
                    76 South Main Street
                    Akron, Ohio  44308
                    Attention:  Senior Vice President Business
                                Development and Performance
                    Facsimile:  (330) 761-7251

With a copy to:

                    Brouse McDowell
                    500 First National Tower
                    Akron, Ohio  44308
                    Attention:  Robert P. Reffner
                    Facsimile:  (330) 253-8601

                    And:

                    David L. Feltner
                    Associate General Counsel
                    76 South Main Street
                    Akron, Ohio  44308
                    Facsimile:  (330) 384-3875

         Section 10.02 Successors and Assigns. This Purchase and Sale Agreement may not be assigned, either in whole or in part, except to an Affiliate of the assigning party, without the express written consent of the non-assigning Party; provided that in no event shall Seller assign any of its rights or obligations under Section 6.09 hereof. In connection with any assignment by any Party to its Affiliate, the assigning Party shall remain primarily liable for its obligations hereunder.. The terms, covenants and conditions contained in this Purchase and Sale Agreement are binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.

         Section 10.03 LLC Provisions. Each of the Parties to this Purchase and Sale Agreement agree that execution of this Purchase and Sale Agreement and the consummation of the transactions contemplated hereby will not trigger (and each such Person hereby waives) the application of Sections 3.03 or 9.06 of the Great Lakes LLC Agreement. Each member of the Company further agrees to cause the Company to perform the covenants to be performed by the Company prior to the Closing set forth in this Agreement. The Parties agree that Section 9.1.3 of the Formation Agreement shall be inapplicable to the transactions contemplated hereby and the Formation Agreement is amended by deleting such section therefrom.

         Section 10.04 Entire Agreement. This Purchase and Sale Agreement, the Schedules and the Exhibits attached hereto and the Closing Documents which are incorporated herein by reference supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.

         Section 10.05 Counterparts. The Purchase and Sale Agreement or any Closing Document may be executed by the parties thereto by facsimile and in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. All signatures need not be on the same counterpart.

         Section 10.06 Amendments and Waiver. No amendments or other modifications to this Purchase and Sale Agreement shall be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Seller and Buyer. No waiver of any of the provisions of this Purchase and Sale Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         Section 10.07 Governing Law. The Purchase and Sale Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

         Section 10.08 No Third Party Beneficiaries. Nothing contained in this Purchase and Sale Agreement shall entitle anyone other than Seller and Buyer, their successors and permitted assigns or the express beneficiaries of indemnity provisions to any Claim, cause of action, remedy or right of any kind whatsoever.

         Section 10.09 Construction. (a) The terms defined below have the meanings set forth below for all purposes of any agreement or instrument governed by this Agreement, and such meanings shall apply equally to both the singular and plural forms of the terms defined and to the correlative forms of such terms.

                       (b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

                       (c) All Exhibits and Schedules attached to an agreement or instrument shall be deemed incorporated therein as if set forth in full therein. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

                       (d) The words "hereof," "herein" and "hereunder" and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.


                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the Parties hereto have caused this Purchase and Sale Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        MARBEL HOLDCO, INC.



                                             By:
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------




                                        RANGE RESOURCES CORPORATION



                                             By:
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------




                                        RANGE HOLDCO, INC.



                                             By:
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------




                                        FIRSTENERGY CORP.



                                             By:
                                                -------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------




                                 Signature Page

                                     ANNEX A

                                   DEFINITIONS

         "Acquisition Transaction" has the meaning set forth in Section 5.01(a).

         "AFE" has the meaning set forth in Section 6.09(b).

         "Affiliate" means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term "control" means the power to direct or cause the direction of the management of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

         "Agreed JOA" has the meaning set forth in Section 6.09(g).

         "Applicable JOA" means, with respect to any well, the Agreed JOA with respect to such well; provided, however, that if a pre-excising joint operating agreement with a Third Party is in effect with respect to such well, then the term "Applicable JOA" means such pre-existing joint operating agreement.

         "Assignment" means a document in the form of Exhibit A.

         "Bcf" means one billion cubic feet.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in Houston, Texas are authorized to close.

         "Buyer Indemnified Parties" means Buyer and its Affiliates and their respective officers, directors, shareholders, partners, members, equity owners, employees, representatives and agents.

         "Buyer" has the meaning set forth in the introductory paragraph of this Purchase and Sale Agreement.

         "Certificate" means a document in the form of Exhibit B.

         "Claims" means any and all written or oral claims, demands, suits, causes of action, losses, damages, liabilities, interest, fines, penalties and costs (including attorneys' fees and costs of litigation).

         "Closing" means the consummation of the sale of the Seller Membership Interest from Seller to Buyer, including execution and delivery of all documents and other legal consideration as provided for in this Purchase and Sale Agreement pursuant to Article 2.

         "Closing Date" means June 30, 2004 or such other date as agreed upon by the Parties.

         "Closing Documents" means, collectively, the Assignment, the Certificates and the resignations or other documents executed in connection with the Purchase and Sale Agreement.

                                   Annex A-1

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the first recital to the Purchase and Sale Agreement.

         "Company NRI" means, with respect to any well (including any proposed well), the lesser of (i) the actual percentage net revenue interest of the Company in such well prior to the exercise of the Option by Seller with respect to such well, and (ii) 82.5% of the Company Share.

         "Company Share" means with respect to any well (including any proposed well), the Company's percentage working interest in such well prior to the exercise of the Option by Seller with respect to such well.

         "Equivalents" means (a) for Gas, one Mcf, and (b) for Oil, an amount of Oil equal to one Mcf, determined using the ratio of six Mcf of Gas to one barrel of Oil.

         "Execution Date" has the meaning set forth in the introductory paragraph of the Purchase and Sale Agreement.

         "Formation Agreement" means that certain Formation Agreement among Buyer and Seller Parent dated September 30, 1999.

         "Gas" shall mean natural gas, coalbed methane and other gaseous hydrocarbons.

         "Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or non-commercial instrumentality, domestic or foreign.

         "Great Lakes LLC Agreement" has the meaning set forth in the first recital to the Purchase and Sale Agreement.

         "Hedge Termination Price" has the meaning set forth in Section 5.06.

         "IDC Agreement" means that certain IDC Agreement dated September 30, 1999 between Range Parent and Seller Parent, as may have heretofore been amended.

         "IDC Termination and Release" has the meaning set forth in Section
5.03.

         "Indemnity Claim" has the meaning set forth in Section 8.03.

         "Indemnity Claim Notice" has the meaning set forth in Section 8.03.

         "Law" means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations that are promulgated, issued or enacted by a Governmental Entity having jurisdiction.

         "Legal Proceeding" means any and all (a) proceedings, written demands, suits and causes of action by or before any Governmental Entity or by any Person, (b) fines and investigations by Governmental Entities and (c) all arbitration proceedings.

                                   Annex A-2

         "Lien" means any pledges, charges, liens, claims, defects, security interests, mortgages, deeds of trust, collateral mortgages, options or contractual commitments of any kind or character whatsoever.

         "Material Adverse Effect" means a material adverse effect on general economic or industry conditions (other than the change in the price of Oil and/or Gas) in the United States, including (without limitation) a catastrophic event affecting the U.S. economy generally.

         "Mcf" means one thousand cubic feet.

         "net revenue interest" means the interest (expressed as a percentage or decimal fraction) in all hydrocarbons produced from or allocated to a well, net of all Production Burdens.

         "Non-Foreign Certificate" means a document in the form of Exhibit C.

         "NY Litigation" means the lawsuit styled Jack J. Freeman, et al v. Great Lakes Energy Partners, L.L.C., et al, No. K1-2000.149, in the Supreme Court, County of Chautauqua, New York, together with all appeals arising out of such litigation.

         "Oil" shall mean crude oil, condensate and other liquid hydrocarbons.

         "Option" has the meaning specified in Section 6.09(a)

         "Option Period" has the meaning specified in Section 6.09(h).

         "Party" means each of Seller and Buyer, individually.

         "Person" means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

         "Pre-Closing Period" means the period from the Execution Date until the Closing Date.

         "Pre-Drilling Costs" means, with respect to any well (including any proposed well or the deepening of any well), all costs and expenses attributable to acquiring the portion of property upon which any well is proposed to be drilled and/or deepened, any rentals or bonuses paid with respect to such portion of property, all seismic, geological, geophysical, permitting legal and title curative costs and expenses attributable to such portion of property and/or such well, and all other costs and expenses incurred with respect to such portion of property and/or such well prior to the drilling of such well, if a new well or, as applicable, the deepening of such well, if an existing well.

         "Production Burdens" means all royalty interests, reversionary interests, overriding royalty interests, production payments or other similar non-operating interests that constitute a burden on, and are measured by or are payable out of, the production of hydrocarbons or the proceeds realized from the sale or other disposition thereof, other than Taxes and similar assessments of Governmental Entities.

         "Proposing Party" has the meaning specified in Section 6.09(b).

                                   Annex A-3

         "Prospect Area" has the meaning specified in Section 6.09(b).

         "Purchase and Sale Agreement" means this Purchase and Sale Agreement and any and all Exhibits and Schedules hereto, as the same may be amended or modified from time to time.

         "Purchase Price" has the meaning set forth in Section 2.02.

         "Range Holdco" has the meaning set forth in the introductory paragraph of this Purchase and Sale Agreement.

         "Range Parent" means Range Resources Corporation.

         "Selected Firm" means a commodity trading firm selected by Buyer.

         "Seller" has the meaning set forth in the introductory paragraph of this Purchase and Sale Agreement.

         "Seller Indemnified Parties" means Seller, its Affiliates and their respective officers, directors, shareholders, partners, members, equity owners, employees, representatives and agents.

         "Seller Membership Interest" has the meaning set forth in the second recital hereto.

         "Seller Parent" has the meaning set forth in the introductory paragraph of this Purchase and Sale Agreement.

         "Seller Parties" has the meaning specified in Section 6.09(f).

         "Seller's Share" means with respect to any well, 40% of the Company Share.

         "Seller Transaction" has the meaning set forth in Section 5.01(b).

         "Specified Area" means, with those areas within the State of Ohio where as of the date of the proposal for the drilling or deepening of a well under
Section 6.09, the Company owns or has the right to participate in a working interest, to the extent and only to the extent relating to those depths below the stratigraphic equivalent of the Clinton/Medina sandstone formation.

         "Specified NRI" means with respect to any well (including any proposed well), 40% of the Company NRI.

         "Subject Hedges" has the meaning set forth in Section 5.06.

         "Subject Reserves" means the Company's proved Oil and Gas reserves existing as of December 31, 2003 and designated as proved Oil and Gas reserves in the audited financial statements of the Company and its subsidiaries for the year ended December 31, 2003. Oil and Gas reserves designated as proved or discovered or acquired by the Company after December 31, 2003 shall not be considered part of the Subject Reserves.

         "Tax" or "Taxes" means any tax, duty, impost, or like charge imposed by or on behalf of any Governmental Entity, including, but not limited to, income, gross receipts, profits, gains,

                                   Annex A-4
franchise, withholding, social security, unemployment, disability, property, ad valorem, customs, stamp, excise, motor fuel, business, occupation, business license, sales, use, severance, or fee, assessment or other charge in the nature of or in lieu of the foregoing, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any of the foregoing.

          "Third Party" means any Person other than any Party or any Affiliate of such Party.

          "Third Party Sales Transaction" means a transaction where the Company is selling an interest in properties containing the Subject Reserves but shall not include any transaction whereby the Company is selling a volumetric production payment, overriding royalty interest, a net profits interest or similar or dissimilar financing transaction; any transaction where there is a merger, sale or consolidation of Buyer Parent; any initial public offering of interests in the Company; or any conversion of the Company to a public master limited partnership or similar restructuring or conversion.

          "Transaction Value" means the value, per Mcf Equivalent, obtained by dividing (a) the sum of the total cash consideration received by the Company or its Affiliates with respect to the relevant transaction, as adjusted by any working capital or other purchase price adjustment agreed to in connection with such transaction, plus the amount of any Company debt assumed by the Third Party in such transaction, plus (or minus) the market value of any Company hedging asset or liability (current and long term) assumed by such Third Party in such transaction, in each case to the extent allocated or allocable to the Subject Reserves being sold, by (b) the total amount of the Subject Reserves sold in connection with the transaction.

         "Well Information" has the meaning specified n Section 6.09(b).

         "Well Price" has the meaning specified in Section 6.09(b).

         "working interest" means the percentage of costs and expenses associated with the exploration, drilling, development, operation, and abandonment of a well before giving effect to any applicable Production Burdens.

                                   Annex A-5

                                SCHEDULE 3.03(c)

                               CONSENTS - SELLER


FCC consent and/or authorizations with respect to the Closing of the transactions in connection with the following licenses:


1.   Ashtabula / Ravenna / Waynesburg - GLEP license #KXM439.


2.   Mayville - GLEP license #WPDD694.


3.   Meadville - GLEP license #WNXS566.


4.   Yatesboro - GLEP license #WPJU391.




                               Schedule 3.03(c)-1

                                SCHEDULE 4.03(c)


FCC consent and/or authorizations with respect to the Closing of the transactions in connection with the following licenses:


1.   Ashtabula / Ravenna / Waynesburg - GLEP license #KXM439.


2.   Mayville - GLEP license #WPDD694.


3.   Meadville - GLEP license #WNXS566.


4.   Yatesboro - GLEP license #WPJU391.




                               Schedule 4.03(c)-1

                                    EXHIBIT A
                   TO THAT CERTAIN PURCHASE AND SALE AGREEMENT

                        ASSIGNMENT OF MEMBERSHIP INTEREST

         This Assignment of Membership Interest (this "Assignment") is effective as of _____________ (the "Effective Time"), by and between MARBEL HOLDCO, INC., an Ohio corporation ("Seller"), and RANGE RESOURCES CORPORATION, a Delaware corporation ("Buyer"). Buyer and Seller are referred to collectively herein as the "Parties."

                                    RECITALS

         WHEREAS, Seller and an affiliate of Buyer, Range Holdco, Inc. ("Range Holdco") formed Great Lakes Energy Partners, L.L.C., a Delaware limited liability company (the "Company"), pursuant to that certain Amended and Restated Limited Liability Company Agreement dated as of September 30, 1999 between Seller and Range Holdco (the "Great Lakes LLC Agreement");

         WHEREAS, Seller owns a fifty percent (50%) membership interest in the Company (the "Seller Membership Interest"); and

         WHEREAS, pursuant to that certain Purchase and Sale Agreement dated June 1, 2004 between Seller and Buyer (the "Purchase Agreement"), Seller agreed to sell to Buyer the Seller Membership Interest on the terms and conditions set forth therein and pursuant to this Assignment.

                                   ASSIGNMENT

         Now, therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

         1. Seller hereby grants, conveys, transfers and assigns to Buyer the Seller Membership Interest, and any income, distributions, or other value associated therewith or deriving therefrom on and after the Effective Time (collectively, the "Membership Interest").

         2. Buyer hereby assumes, effective as of the Effective Time, all obligations and liabilities of Seller with respect to the Membership Interest arising from and after the Effective Time under the Great Lakes LLC Agreement.

         3. Seller hereby agrees to promptly execute and deliver any corrective assignments and other legal documents or notification reasonably requested by Buyer to give effect to the intent of this Assignment.

         4. Seller hereby acknowledges and agrees that, as a result of this Assignment, it no longer has any membership interest in the Company, and it ceases to be a member of the Company.

                                   Exhibit A-1

         5. This Assignment shall be binding upon the Parties and their respective successors and assigns.

         6. This Assignment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

         7. This Assignment is subject to the terms and conditions of the Purchase Agreement, and in the event of any conflict between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

         8. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.


         IN WITNESS WHEREOF, this Assignment is executed as of this ___ day of __________________, 2004 but shall be effective as of the Effective Time.

                                        SELLER:

                                        MARBEL HOLDCO, INC.



                                        By:
                                             ----------------------------------
                                        Name:
                                               --------------------------------
                                        Title:
                                               --------------------------------


                                        BUYER:

                                        RANGE RESOURCES CORPORATION



                                        By:
                                             ----------------------------------
                                        Name:
                                               --------------------------------
                                        Title:
                                                -------------------------------




                                   Exhibit A-2

                                EXHIBIT B - BUYER
                   TO THAT CERTAIN PURCHASE AND SALE AGREEMENT

                                   CERTIFICATE

         This Certificate is being delivered in connection with Section 2.04(b)(ii) of that certain Purchase and Sale Agreement, dated as of June 1, 2004 (the "Purchase Agreement"), by and among MARBEL HOLDCO, INC. ("Seller") and RANGE RESOURCES CORPORATION ("Buyer"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to those terms in the Purchase Agreement.

         The undersigned hereby certifies that he/she is an Officer of Buyer and that he/she has carefully reviewed the contents of this Certificate. Based on the foregoing, the undersigned has concluded and certifies on behalf of Buyer that:

         (a) the representations and warranties of Buyer set forth in the Purchase Agreement are true and correct in all material respects on and as of Closing Date as though made on and as of the Closing Date; and

         (b) the covenants and obligations of Buyer contained in the Purchase Agreement to be performed or complied with on or before the Closing Date have been performed or complied with in all material respects.

         IN WITNESS WHEREOF, this Certificate is executed by the undersigned as of June __, 2004.

                                         RANGE RESOURCES CORPORATION


                                         By:
                                              ---------------------------------
                                         Name:
                                                -------------------------------
                                         Title:
                                                 ------------------------------




                                  Exhibit B-1

                               EXHIBIT B - SELLER
                   TO THAT CERTAIN PURCHASE AND SALE AGREEMENT

                                   CERTIFICATE

         This Certificate is being delivered in connection with Section 2.04(a)(iii) of that certain Purchase and Sale Agreement, dated as of June 1, 2004 (the "Purchase Agreement"), by and among MARBEL HOLDCO, INC. ("Seller") and RANGE RESOURCES CORPORATION ("Buyer"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to those terms in the Purchase Agreement.

         The undersigned hereby certifies that he/she is an Officer of Seller and that he/she has carefully reviewed the contents of this Certificate. Based on the foregoing, the undersigned has concluded and certifies on behalf of Seller that:

         (a) the representations and warranties of Seller set forth in the Purchase Agreement are true and correct in all material respects on and as of Closing Date as though made on and as of the Closing Date; and

         (b) the covenants and obligations of Seller contained in the Purchase Agreement to be performed or complied with on or before the Closing Date have been performed or complied with in all material respects.

         IN WITNESS WHEREOF, this Certificate is executed by the undersigned as of June __, 2004.

                                          MARBEL HOLDCO, INC.



                                          By:
                                               --------------------------------
                                          Name:
                                                 ------------------------------
                                          Title:
                                                  -----------------------------





                                  Exhibit B-2

                                    EXHIBIT C
                   TO THAT CERTAIN PURCHASE AND SALE AGREEMENT

                       CERTIFICATION OF NON-FOREIGN STATUS

         Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. property interests by MARBEL HOLDCO, INC., the undersigned hereby certifies the following on behalf of such company that:

         1. MARBEL HOLDCO, INC. is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

         2. MARBEL HOLDCO, INC. is not a disregarded entity as defined in section 1.1445-2(b)(2)(iii);

         3. MARBEL HOLDCO, INC.'s U.S employer identification number is ____________; and


         4. MARBEL HOLDCO, INC.'s office address is:


            --------------------------

            --------------------------


         The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.


         Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of MARBEL HOLDCO, INC.





                                        By:
                                           ------------------------------------

                                        Title:
                                              ---------------------------------

                                        Date:
                                             ----------------------------------



                                  Exhibit C-1

                                    EXHIBIT D
                   TO THAT CERTAIN PURCHASE AND SALE AGREEMENT

                           IDC TERMINATION AND RELEASE

         This IDC Termination and Release (this "Termination"), dated as of June __, 2004, is by and between Range Resources Corporation ("Range") and FirstEnergy Corp. ("FirstEnergy").

                              W I T N E S S E T H:

         WHEREAS, an affiliate of FirstEnergy, Marbel Holdco, Inc. ("Seller") and an affiliate of Range, Range Holdco, Inc. ("Range Holdco) formed Great Lakes Energy Partners, L.L.C., a Delaware limited liability company (the "Company"), pursuant to that certain Amended and Restated Limited Liability Company Agreement dated as of September 30, 1999 between Seller and Range Holdco (the "Great Lakes LLC Agreement");

         WHEREAS, in connection with the formation of the Company, Range and FirstEnergy entered into that IDC Agreement dated September 30, 1999 (the "IDC Agreement"); and

         WHEREAS, Seller has agreed to sell to Range all of its membership interests in the Company pursuant to the certain Purchase and Sale Agreement dated June 1, 2004 (the "Purchase Agreement"); and

         WHEREAS, Range and FirstEnergy are deriving substantial benefits (directly and indirectly) from the consummation of the transactions contemplated by the Purchase Agreement; and

         WHEREAS, as part of the consideration for the transactions contemplated by the Purchase Agreement, Range and FirstEnergy have agreed to executed and deliver this Termination as of the closing of such transactions.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, Seller and Buyer hereby agree as follows:

         1. CAPITALIZED TERMS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Purchase Agreement.

         2. TERMINATION OF THE IDC AGREEMENT. The Parties agree that the IDC Agreement is hereby terminated effective as of the Closing Date and no further payments thereunder will be due by any party hereto.

         3. RELEASE. Each of Range and FirstEnergy hereby release the other party hereto and such party's Affiliates and such party's and its Affiliates' officers, directors, shareholders, partners, members, equity owners, employees, representatives and agents from any and all Claims and payments under the IDC Agreement, whether arising prior to or after the termination thereof.



                                   Exhibit D-1

         4. COUNTERPART EXECUTION. This Termination may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Termination by signing one or more counterparts.

         5. GOVERNING LAW. This Termination shall be governed by the Laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

         IN WITNESS WHEREOF, Range and FirstEnergy have executed this Termination as of the day and year first set forth above.

                                         RANGE:

                                         RANGE RESOURCES CORPORATION



                                         By:  /s/ John H. Pinkerton
                                              ---------------------------------
                                         Name:  John H. Pinkerton
                                                -------------------------------
                                         Title:  President and CEO
                                                 ------------------------------


                                         FIRSTENERGY:

                                         FIRSTENERGY CORP.


                                         By:  /s/ M.T. Clark
                                              ---------------------------------
                                         Name:  M.T. Clark
                                                -------------------------------
                                         Title:  Sr. V.P.
                                                 ------------------------------


                                         MARBLE:

                                         MARBLE HOLDCO, INC.


                                         By:  /s/ Richard H. Marsh
                                              ---------------------------------
                                         Name:  Richard H. Marsh
                                                -------------------------------
                                         Title:  Senior V.P. and CFO
                                                 ------------------------------


                                         RANGE HOLDCO:

                                         RANGE HOLDCO, INC.


                                         By:  /s/ John H. Pinkerton
                                              ---------------------------------
                                         Name:  John H. Pinkerton
                                                -------------------------------
                                         Title:  President and CEO
                                                 ------------------------------


                                   Exhibit D-2